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6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

MAIN     PHONE (410) 580-3000                                        EXHIBIT 5.1
         FAX   (410) 580-3001

                                                     February 15, 2002


Sylvan Learning Systems, Inc.
1001 Fleet Street
Baltimore, Maryland  21202

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Sylvan Learning Systems, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 143,609 shares of the Company's common stock, par value $.01 per share (the "Shares").

     In this capacity, we have examined the Company's Charter and By-Laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based upon the foregoing, we are of the opinion and advise you that each of the Shares described in the Registration Statement has been validly issued and is fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Piper Marbury Rudnick & Wolfe LLP